Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Heyu Leisure Holidays Corporation

We consent to the inclusion in the foregoing Registration Statement of Heyu Leisure Holidays Corporation (the “Company”) on Form S-1/A, of our report dated August 3, 2016, relating to our audits of the consolidated balance sheets as of December 31, 2015 and 2014, and consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2015 and 2014. Our report dated August 3, 2016, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach

November 9, 2016